Exhibit 10 (a) (xi)
1986
DEFERRED COMPENSATION PROGRAM
FOR EXECUTIVES OF H. J. HEINZ COMPANY
AND AFFILIATED COMPANIES
(as amended and restated effective January 1, 2005)
1.	Purpose
     The purpose of this Program is to provide Eligible Executives with an opportunity to defer current income.
2.	Definitions
2.1	“Account” shall mean a deferred compensation reserve account established for bookkeeping purposes only in the financial accounting records of the Corporation which reflect Awards deferred pursuant to Section 3, plus Rollovers pursuant to Section 4, plus earnings credited at the applicable Crediting Rate.

2.2	“Age” shall mean the Participant’s attained age in years.

2.3	“Affiliate” shall mean any corporation, partnership, trust, or sole proprietorship, whether domestic or foreign, which is affiliated with the Company through direct or indirect ownership of greater than fifty percent (50%) of the voting and equity interests therein.

2.4	“Award” shall mean, for any fiscal year, the amount granted to an Eligible Executive of the Company for that year and, in the absence of a Deferral Election with respect to such Award, payable to him in the succeeding fiscal year under MIP and LTIP.

2.5	“Board” shall mean the Board of Directors of the Corporation.

2.6	“Beneficiary” shall mean the person or entity designated by the Participant or the Spouse of a Participant in a time and manner determined by the Committee to receive Benefits under this Program. If no Beneficiary designation by a Participant is in effect, the Beneficiary shall be the Participant’s Spouse, if any, or if none, then the Participant’s estate. If a Participant’s Spouse makes no Beneficiary designation, then the Beneficiary shall be such Spouse’s estate. A Participant or his surviving Spouse may revoke or change their Beneficiary designation at any time in the manner determined from time to time by the Committee.

2.7	“Benefit” shall mean any payment made from an Account to a Participant or his Beneficiary. Such Benefit shall be payable in United States currency by a check or draft drawn upon an account of the Company at any United States domestic bank. Such check or draft shall be mailed by regular first class United States mail to the latest address provided by the Participant or his Beneficiary no later than the date specified for such Benefit to be paid pursuant to the terms of this Program.

2.8	“Committee” shall mean the Management Development and Compensation Committee of the Board and its designee or their successors.

2.9	“Company” shall mean H. J. Heinz Company or any Affiliate.

2.10	“Corporation” shall mean H. J. Heinz Company, a Pennsylvania corporation, and any successor thereto by merger, purchase, or otherwise.

2.11	“Crediting Rate” shall mean for any Plan Year the greater of 150% of Moody’s Composite Bond Index or 15% per annum, until such time as periodic Benefits begin pursuant to Section 6, Section 7, or Section 8, whereupon the Crediting Rate shall be 15% per annum. No crediting of earnings at the applicable Crediting Rate will be made after the last day of the month in which the event occurs which causes a single sum Benefit payment to become payable pursuant to Section 7 or Section 8. Crediting of earnings shall commence on July 1, 1987 and continue each July 1 thereafter to a Participant’s Account up to the date a Benefit is payable from such Account.

Once the first periodic Benefit payment from an Account is made, crediting of earnings on such Account at the applicable Crediting Rate shall be accrued annually from the date such first periodic Benefit payment is made.

2.12	“Deferral Election” shall mean the signing of the irrevocable deferral election form authorized by the Committee under which the Eligible Executive elects to defer all or a portion of his Award pursuant to Section 3, or elects to make a complete or partial Rollover Election pursuant to Section 4 (Rollover Election).

2.13	“Deferral Date” shall mean July 1, 1986 with respect to any Awards deferred under a Deferral Election entered into by an Eligible Executive for a fiscal year 1986 Award and a Rollover, and July 1, 1987 for a fiscal year 1987 Award deferred under a Deferral Election.

2.14	“Eligible Executive” shall mean an employee of the Company who is eligible for MIP and/or LTIP as of April 30, 1986 and who has not attained age 65 by such date, provided, however, that the Committee, in its sole discretion, may designate any employee of the Company as an Eligible Executive.

2.15	“MIP” and/or “LTIP” shall mean the Company’s existing Management Incentive Plan and the Company’s Long Term Incentive Plan, respectively, as each may be amended from time to time.

2.16	“Moody’s Composite Bond Index” shall mean the Monthly Average of the Composite Yield on Seasoned Corporate Bonds as published by Moody’s Investors Service, Inc. or any successor thereto for the calendar month which ends two months prior to the beginning of any applicable Plan Year. If such index is no longer published, the Committee, in its sole discretion, may use any seasoned United States corporate bond index published generally in the United States.

2.17	“Participant” shall mean an Eligible Executive who elects to defer all or a portion of his Award pursuant to Section 3 or elects a Rollover pursuant to Section 4.

2.18	“Plan Year” shall mean the twelve months beginning July 1 through June 30 commencing July 1, 1986 and each twelve month period thereafter so long as the Program remains in existence.

2.19	“Program” shall mean the 1986 Deferred Compensation program for Executives of H. J. Heinz Company and Affiliated Companies.

2.20	“Retirement” shall mean the eligibility of a Participant to receive an immediate cash allowance from any funded pension plan generally applicable to employees of the Company.

2.21	“Rollover” shall mean amounts credited pursuant to Section 4 from previously deferred cash awards together with interest accrued thereon under WHIP and/or LTIP to a Participant’s Account.

2.22	“RSP” shall mean the H.J. Heinz Company Employees Retirement and Savings Plan, as amended from time to time, or any predecessor to such plan.

2.23	“Spouse” shall mean the person who is legally married to the Participant at the time of the Participant’s death and is not then subject to an agreement or court decree of separate maintenance or a trust in which such person is the sole income Beneficiary.
3.	Deferral of Awards
3.1	An Eligible Executive may elect, subject to section 3.3, to defer whole dollars or a percentage of his Award as follows:
(a)	up to 100% of his fiscal year 1986 Award, if any; and/or

(b)	up to 100% of his fiscal year 1987 Award, if any.
3.2	Such election shall be made by executing an irrevocable Deferral Election with the Company on or before April 30, 1986.

3.3	The minimum amount of an Award which an Eligible Executive may defer in any year shall be $5,000. Deferral Elections of less than $5,000 shall be void and of no effect.

3.4	Awards deferred and Rollovers under the Program are not included in determining a Participant’s benefits under any qualified retirement plan of the Company or determining allowable contributions under the RSP. To the extent that any deferred Award and/or Rollover would have been included in determining a Participant’s retirement benefit had such amount not been deferred, the Company will make additional supplemental payments to the Participant outside of the Heinz Retirement System so that each Participant will receive the same retirement benefit from the Company that he would have received had he not elected to defer such Award or Rollover.
4.	Rollovers of MIP and/or LTIP
4.1	An Eligible Executive may make an irrevocable one-time election in whole dollars for the Rollover of all or a portion, but not less than $5,000, of his previously deferred cash awards plus interest accrued thereon under MIP and/or LTIP as of June 30, 1986 including such amounts the Eligible Executive previously elected to defer with respect to FY1986 and/or FY1987 MIP and/or LTIP. Rollovers shall become part of a Participant’s Account and shall be subject to the rules of the Program. A Rollover election may be made by an Eligible Executive independent of the deferral of an Award pursuant to Section 3.
5.	Death Prior to Deferral Date
5.1	If a Participant dies prior to a Deferral Date for any Award or Rollover, the Deferral Election or Rollover Election with respect to such Award or Rollover shall be void and of no effect. The Company’s sole obligation in such circumstance with respect to an Award shall be to pay such Award to the Participant’s estate or personal legal representative. Rollover amounts transferred pursuant to this Program will be paid out in accordance with the rules of MIP and/or LTIP as if the Rollover election had never taken place.
6.	Participant’s Benefit at Age 65
6.1	A Benefit shall be payable from a Participant’s Account in 15 equal annual installments beginning on the 1st day of the month next following the day such Participant attains age 65 and on the same day of each year thereafter until all annual installments have been paid. Each installment shall be deducted from the Participant’s Account and shall be in an amount sufficient to exhaust the Participant’s Account together with interest compounded at 15% per annum on the declining Account balance. The amount of each installment shall be calculated by dividing a Participant’s Account as of the date installments commence by 6.72447561. If a Participant dies after attaining age 65, his Account at his date of death shall be paid in accordance with Section 8.4.
7.	Benefits at Termination of Employment
7.1	A Participant whose employment with the Company has terminated prior to attaining age 50 for any reason whatsoever, except for death, shall receive his Account in a single sum as soon as practicable following the date of his termination of employment.

7.2	If such Participant has attained age 50 or is eligible for Retirement at the time of his termination of employment for any reason whatsoever except for death, Benefits shall be payable pursuant to Section 6 beginning the first day of the month next following the day such Participant attains age 65.

7.3	Notwithstanding Section 2.11, if a Participant whose employment with the Company has terminated pursuant to Section 7.1 in the first year after any Deferral Date for any Award or Rollover, the Crediting Rate applied to such Award or Rollover will be reduced to zero, and if such Participant’s termination of employment occurs for any reason, except for death, in the second year after any Deferral Date for any Award or Rollover, the Crediting Rate will be reduced to 5% per annum. If such Participant’s termination of employment occurs for any reason whatsoever except for death after two years from any Deferral Date of any Award or Rollover, the Crediting Rate shall be the same as stated in Section 2.11.

7.4	Notwithstanding anything to the contrary contained herein, if a Participant’s employment with the Company or any Affiliate of the Company terminates because the Company has sold the Affiliate, division or other portion of the business to a party that is not an

Affiliate of the Company, the Participant may continue to receive the benefits of the Program that he or she would otherwise have received had the Participant continued to be employed by an Affiliate of the Company, provided the Board of Directors or the Executive Committee of the Board of Directors specifically authorizes such Participant to continue to receive the benefits of the Program following the disposition of the Affiliate, division, or other business in which such Participant was employed.
8.	Death Benefits
8.1	If a Participant dies prior to age 65 and is not eligible for Retirement, his Beneficiary shall receive a single sum as soon as practicable following his date of death equal to the greater of:
(a)	three times the sum of Awards deferred under Section 3 and any Rollover pursuant to Section 4; or

(b)	the Participant’s Account at his date of death.
8.2	If a Participant dies prior to age 65 and is eligible for Retirement and his Beneficiary is his Spouse, then a Benefit of 15 annual payments calculated pursuant to Section 6 will be paid, commencing as soon as practicable, to such Spouse. The Spouse’s Benefit will be based on the greater of:
(a)	three times the sum of Awards deferred under Section 3 and any Rollover pursuant to Section 4; or

(b)	the Participant’s Account at his date of death.
8.3	If a Participant dies prior to age 65 and is eligible for Retirement and his Beneficiary is not his Spouse, then a single sum Benefit will be paid equal to the greater of:
(a)	three times the sum of Awards deferred under Section 3 and any Rollover pursuant to Section 4; or

(b)	the Participant’s Account at his date of death.

8.4	If a Participant dies after age 65, his Beneficiary, if such Beneficiary is the Participant’s Spouse, shall receive the remainder of the 15 annual installments pursuant to Section 6. If the Participant’s Beneficiary is other than his Spouse, a single sum payment equal to the Participant’s Account at his date of death shall be paid to such Beneficiary as soon as practicable.

8.5	In the event of the death of a Participant’s Spouse before the 15 annual installments pursuant to Section 6 have been completed, such Spouse’s Beneficiary shall receive a single sum Benefit equal to the Account balance at the Spouse’s date of death as soon as practicable.
9.	Administration
9.1	Consistent with the provisions of Section 24.1, the Committee shall administer and interpret the Program, establish rules to further the purposes of the Program and take any other action necessary for the proper operation of the Program.

9.2	Consistent with the provisions of Section 24.1, the Board, in its sole discretion and upon such terms as it may prescribe, may permit any company or corporation directly or indirectly controlled by the Corporation to participate in the Program for such periods as the Committee may determine.

9.3	The Committee shall provide adequate written notice to any Participant or Beneficiary whose claim for Benefits under this Program has been denied setting forth specific reasons for such denial. A reasonable opportunity shall be afforded to any such Participant or Beneficiary for a full and fair review by the Committee of its decision denying Benefits.

9.4	All acts and decisions of the Committee shall be final and binding upon all Participants, Beneficiaries, heirs, estates, personal legal representatives, and their successors.

9.5	The Committee may, in its sole discretion, reduce the Crediting Rate for future Plan Years in the event of material adverse Federal, state, or local tax law changes which increase the cost of the Program to the Corporation.

9.6	Prior to paying any Benefit under this Program, the Committee may require any Participant, Beneficiary, estate, heir, or personal legal representative to provide information to the Committee. The Committee may withhold payment of any Benefit under this Program until it receives all such information including, but not limited to certified copies of birth or death certificates and marriage licenses.
10.	Termination and Amendment of the Program
10.1	Consistent with the provisions of Section 24.1, the Board may, in its sole discretion, terminate or amend this Program at any time. In the event the Program and the Deferral and/or Rollover Elections are terminated, a Participant shall receive a single sum payment equal to his Account, less any Benefits already paid to a Participant under this Program. However, if the Participant or a Spouse is receiving a Benefit pursuant to Section 6, Section 7, or Section 8 such Benefit shall continue unchanged. Any single sum payment shall be made as soon as practicable following the date the Program is terminated and shall be in lieu of any other Benefit which may be payable to the Participant under this Program.
11.	Employment Not Guaranteed
11.1	The existence of this Program or the execution of a Deferral or Rollover Election does not constitute a contract for continued employment between an Eligible Executive or a Participant and the Company. The Company reserves the right to modify an Eligible Executive’s or Participant’s compensation and to terminate the employment of an Eligible Executive or a Participant for any reason and at any time, notwithstanding the existence of this Program or of a Deferral or Rollover Election.
12.	Assignment of Benefits
12.1	The right to receive any Benefit under this Program may not be pledged, hypothecated, transferred, assigned, nor is it subject to garnishment, attachment, or other legal or equitable process.
13.	Tax Withholding

13.1	The Company shall deduct from all Benefits paid under this Program all applicable Federal, state, local, and foreign taxes required by law to be withheld. Participants or Beneficiaries under this Program must provide all information required by law in order to report payments to any taxing jurisdiction.
14.	Tax Consequences of Program
14.1	The Company makes no representations or warranties with respect to any tax consequences of the Program. Participants are advised to consult their own estate planner and tax advisor concerning the Federal, state, and local income, estate, and inheritance tax consequences of the Program especially in the event such tax laws change in the future.
15.	Life Insurance and Participant’s Health
15.1	The current health condition of a Participant will not prevent participation in the Program.

15.2	The Company, in its sole discretion, may, but shall not be required to, purchase life insurance policies on the life of a Participant in such amounts and in such forms as the Company may choose. The Company will be the owner and beneficiary of such life insurance policies. Neither the Participant, his Beneficiary, estate, heirs, or personal legal representatives shall have any interest whatsoever in such life insurance policies. As a condition to participating in this Program, a Participant must complete an accurate, truthful health statement and at the request of the Company shall submit to medical examinations and supply information and execute documents as may be required by the insurance company or companies to whom the Company has applied for insurance.
16.	Misrepresentations by Participant
16.1	The Participant will be required to warrant that all information supplied to the Company and/or insurance companies is accurate and complete. If a Participant makes or has made any material misrepresentation or omission which results in a cost or loss to the Company, the Company in its sole discretion may pay the

Participant or his Beneficiary an amount equal to his Award and/or Rollover under this Program, less any Benefits already paid.
17.	Suicide
17.1	Should a Participant commit suicide within two years after the Deferral Date of any Award or Rollover, the Company’s only obligation under this Program will be to pay the Award and/or Rollover to the Beneficiary, less any Benefits already paid.
18.	Rights in Company Assets
18.1	Nothing in this Program or in a Deferral Election shall require the Company to segregate any monies or assets from its general funds, or to create a trust or make any special deposit for any Benefits to be paid to any Participant, Beneficiary, heir, or personal legal representative.

18.2	The rights of a Participant, Beneficiary, heir, or personal legal representative under this Program shall be solely those of an unsecured creditor of the Company. The maintaining of an Account for a Participant by the Corporation for bookkeeping purposes creates no security interest in any assets of the Company. Any insurance policy or other asset acquired or held by the Corporation in connection with this Program shall not be deemed to be held under any trust for the benefit of the Participant, his Beneficiaries, his heirs, his estate, or his personal legal representatives, or to be security for the performance of the obligations of the Company under this Program, and shall be, and remain, a general, unpledged and unrestricted asset of the Company.
19.	Vesting
19.1	All Awards deferred and Rollovers transferred to a Participant’s Account shall be vested and will not be subject to forfeiture for any reason.
20.	Severability
20.1	The invalidity or unenforceability of any provision of this Program or of a Deferral Election and Rollover Election shall in no way affect the validity or enforceability of any other provision of this Program.
21.	Captions
21.1	The captions at the head of a section or paragraph of this Program are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Program.
22.	Pronouns
22.1	The masculine pronoun shall mean the feminine pronoun and the singular shall include the plural wherever appropriate.
23. Construction
23.1	This Program and any Deferral Election or Rollover Election shall be governed by the laws of the Commonwealth of Pennsylvania.
24.	Internal Revenue Code Section 409A
24.1	It is the intention of the Company that this Program and any Deferral Election or Rollover Election under this Program will never be subject to the provisions of Internal Revenue Code section 409A because this Program applies to deferred compensation that was deferred on or before December 31, 2004. It is also intended that amounts deferred under this Program will not be taxable under Internal Revenue Code section 409A. This Program shall be interpreted and administered, to the extent possible, in a manner that does not result in a “material modification” of this Program (within the meaning of section 885(d)(2)(B) of the American Jobs Creation Act of 2004 or Treasury Regulation section 1.409A-6(a)(4)), and in a manner that does not result in a “plan failure” (within the meaning of Internal Revenue Code section 409A(a)(1)) of this Program or any other plan or arrangement maintained by the Company.